Exhibit (a)(7)

PRESS RELEASE

FOR IMMEDIATE RELEASE
10-18

Contacts:	Brandi Simpson	Gail Brophy
	NPS Pharmaceuticals, Inc.	NPS Pharmaceuticals, Inc.
	908-450-5616	908-450-5335

NPS Pharmaceuticals Announces Results of Tender Offer

          BEDMINSTER, NEW JERSEY — October 18, 2007 — NPS Pharmaceuticals, Inc. (NASDAQ: NPSP) announced today the expiration and final results of its cash tender offer for any and all of its outstanding 3.0% Convertible Notes due 2008. The tender offer expired at midnight, New York City time, on October 17, 2007.

          As of the expiration date of the tender offer, $171.2 million principal amount of the notes, representing approximately 99.7% of the notes outstanding, had been validly tendered pursuant to the tender offer, all of which NPS Pharmaceuticals accepted for payment. Each holder who tendered notes on or before the expiration date will receive $987.50 in cash for each $1,000 of principal amount of notes tendered, plus accrued and unpaid interest up to, but not including, the date the notes are paid pursuant to the offer. After payment for the tendered  notes, and earlier open market repurchases, there will be $598,000 principal amount of the notes remaining outstanding. Jefferies & Company, Inc. acted as Dealer Manager in connection with the tender offer.

          As a result of the repurchase of the convertible notes, NPS Pharmaceuticals expects to record a charge in the fourth quarter of 2007 of approximately $778,000 related to the write-off of deferred financing costs. Offsetting this charge will be a gain on early extinguishment of debt of approximately $1.3 million, net of the tender offer costs.

          NPS Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development. Additional information is available on the company’s website, http://www.npsp.com.

* * *

          This press release contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to strategies, expectations, intentions, plans, future events, performance, underlying assumptions, and other statements that do not relate strictly to historical or current facts. Although NPS Pharmaceuticals’ management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties, including, among others, general economic conditions, the success of the tender offer for the 3.0% Convertible Notes due 2008 and the amount of any such notes actually tendered for repurchase or actually repurchased by the company, the company’s reported results meeting the company’s guidance and the expectations of the market, and other risks, including risks related to NPS Pharmaceuticals’ operations and financial condition, detailed in NPS Pharmaceuticals’ Annual Report on Form 10-K for the year ended December 31, 2006, NPS Pharmaceuticals’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 and any other reports of the company filed with the Securities and Exchange Commission. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. NPS Pharmaceuticals does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to NPS Pharmaceuticals’ reports filed with the Securities and Exchange Commission.